UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 31, 2013

Health Discovery Corporation

(Exact name of registrant as specified in charter)

Georgia	333-62216	74-3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4243 Dunwoody Club Drive, Suite 202, Atlanta GA  30350

(Address of principal executive offices / Zip Code)

678-336-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2013, the Board of Directors (the “Board”) of Health Discovery Corporation (the “Company”) increased the size of the Board of Directors to seven directors.  Mr. William Quirk was appointed to the Board of Directors to fill the open position. Mr. Quirk was appointed by a unanimous vote of the directors present at the meeting. Messrs. Kaplan, Kowbel, Norris, and Winger all voted for Mr. Quirk’s appointment.

Mr. Quirk, age 71, was the first outside director to join the Board in October 2005 and served until June 2008, during which time he provided critical financial and business resources to the Company. Mr. Quirk is a private investor who purchased a significant equity stake in the company in its private placement in July 2005. Prior to his retirement in 1996, he held a variety of senior executive positions in finance and management including: Fidelity Management & Research in the mutual fund industry; the investment banking firm Peterson, Diehl, Quirk & Company; leveraged buyout firm Kelso & Company; and auto parts supplier Inline Brake Manufacturing. Mr. Quirk earned his B.S. from the U.S. Naval Academy and an MBA from the Harvard Business School.

The Board voted on Friday, August 2, 2013, to terminate the employment agreement of Mr. John Norris, its CEO, which termination took effect immediately.

The Company also did not renew the consulting agreement with Mr. Robert Kelly, which expired by its terms on July 31, 2013.

The Company also announces that Mr. Kevin Kowbel, the new Chairman of the Board of Directors, will serve as interim Chief Executive Officer without pay. Further, Mr. Kowbel submitted his entire allotment of director options to the company for cancellation so that they can be used as necessary to execute company business. Lastly, Mr. Kowbel will not seek reimbursement; or back pay, for costs related to his performing in the position of Interim Chief Executive Officer for as long as it takes for the company to return to profitability. Mr Kowbel’s is willing to hold the position at zero cost to company for as long as necessary and without the requirement to be compensated for his efforts at any time in the future.

ITEM 8.01	Other Events

The Company released an update on the recent changes and vision for the Company. The update is attached to this filing as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.
(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits.

Exhibit 10.1 – Corporate Update

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: August 6, 2013	By:	/s/ Kevin Kowbel
Interim Chief Executive Officer